DELPHAX TECHNOLOGIES NAMES CHIEF FINANCIAL OFFICER

MINNEAPOLIS, April 7, 2006—Delphax Technologies Inc. (Nasdaq:DLPX) today announced the appointment of Gregory S. Furness as vice president, finance and chief financial officer. He has been serving as interim chief financial officer since December 2005.

“Greg is a seasoned financial executive with more than 20 years of experience as chief financial officer at both public and privately held entrepreneurial companies,” said Jay Herman, chairman and chief executive officer. “He brings to this position an exemplary combination of business judgment, professional skills and integrity, and we look forward to his continued contributions to Delphax.”

Prior to his service as interim CFO with Delphax, Furness was vice president, finance and CFO with Vital Images, Inc., a provider of advanced visualization and analysis software for physicians. Earlier, he served as CFO of CAMAX Manufacturing Technology, Inc., a Minneapolis-based provider of manufacturing software that was purchased by Structural Dynamics Research Corporation, and as CFO for Mizar Inc., a computer hardware company formerly based in St. Paul, Minn. Furness also held various audit positions with Deloitte and Touche. He is a certified public accountant and holds a masters degree in accounting from the University of North Dakota.

About Delphax Technologies Inc.
Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the National Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

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Contacts:

Gregory S. Furness Chief Financial Officer	Tom Langenfeld (for Delphax Technologies)

Delphax Technologies Inc. 952-920-4624

952-939-9000